EXHIBIT 99.1

Contact: Charity Frantz
September 25, 2023	570-724-0225
charityf@cnbankpa.com

CITIZENS & NORTHERN CORPORATION APPROVES NEW TREASURY STOCK REPURCHASE PROGRAM

FOR IMMEDIATE RELEASE:

Wellsboro, PA – The Board of Directors of Citizens & Northern Corporation (C&N) (NASDAQ: CZNC), parent company of Citizens & Northern Bank, has approved a new treasury stock repurchase program.

Announcement of a new treasury stock repurchase program follows the recent completion of a common stock repurchase plan authorized by the Board of Directors in April 2016 and amended in February 2021. In total, 1,000,000 shares, or approximately 6.25% of the total shares outstanding on February 18, 2021, were repurchased under the previous program for a total cost of $23.086 million, at an average price of $23.09 per share.

Under the newly approved treasury stock repurchase program, C&N is authorized to repurchase up to 750,000 shares of C&N’s common stock, or slightly less than 5% of C&N’s issued and outstanding shares at August 4, 2023.  As permitted by securities laws and other legal requirements and subject to market conditions and other factors, purchases under the program may be made from time to time in the open market at prevailing prices, or through privately negotiated transactions.

Consistent with the previous program, the Board of Directors’ September 22, 2023 authorization provides that: (1) the new treasury stock repurchase program shall be effective when publicly announced and shall continue thereafter until suspended or terminated by the Board of Directors, in its sole discretion; and (2) all shares of common stock repurchased pursuant to the new program shall be held as treasury shares and be available for use and reissuance for purposes as and when determined by the Board of Directors including, without limitation, pursuant to C&N’s Dividend Reinvestment and Stock Purchase Plans and its equity compensation program.

C&N is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 29 full-service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron, McKean, Bucks, Chester, Lancaster and York counties in Pennsylvania and in South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. C&N’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; recent adverse developments in the banking industry highlighted by high-profile bank failures and the potential impact of such developments on customer confidence, sources of liquidity and capital funding, and regulatory responses to these developments (including potential increases in the cost of deposit insurance assessments); C&N’s credit standards and its on-going credit assessment processes might not protect it from significant credit losses; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in C&N’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; information security breach or other technology difficulties or failures; changes in accounting principles, or the application of generally accepted accounting principles; failure to achieve merger-related synergies and difficulties in integrating the business and operations of acquired institutions; and the effect of the novel coronavirus (COVID-19) and related events. C&N disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.